Exhibit 10.3

CHAPARRAL ENERGY, INC.

MANAGEMENT INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”), made and entered into as of the     day of                     , by and between Chaparral Energy, Inc., a Delaware corporation (“Chaparral”), and                     , an employee or director of Chaparral or one of its Affiliates (“Participant”).

WHEREAS, the Compensation Committee of the Board of Directors of Chaparral (the “Board”) or such other committee designated by the Board, or, if such committee has not yet been designated, the Board (the “Committee”), acting under the Chaparral Energy, Inc. Management Incentive Plan (the “Plan”), has the authority to award restricted shares of the Class A common stock of Chaparral, $0.01 par value per share (the “Common Stock”), to employees and directors of Chaparral or an Affiliate; and

WHEREAS, pursuant to the Plan, the Committee determined to make such an award to Participant on the terms and conditions and subject to the restrictions set forth in the Plan and this Agreement, and Participant desires to accept such award.

NOW, THERFORE, in consideration of the premises and mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Certain Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to such terms in the Plan.

2. Restricted Stock Award. On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, Chaparral hereby awards to Participant, and Participant hereby accepts, a restricted stock award (the “Award”) of             shares (the “Restricted Shares”) of Common Stock. The Award is made on the     day of                     (the “Grant Date”). The Restricted Shares will be issued in book-entry form in the name of Participant as of the Grant Date.

3. Vesting and Forfeiture.

(a) The Restricted Shares shall be subject to being forfeited by Participant to Chaparral as provided in this Agreement, and Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any of the Restricted Shares (the “Restrictions”) until the Restrictions are removed. The Restrictions shall be removed as to seventy five percent (75%) of the Restricted Shares as follows:

(i) one-third (1/3) of such shares (if a fractional number, then the next lower whole number) on                     , provided Participant is in the continuous employment or service of Chaparral or an Affiliate until such date;

(ii) an additional one-third (1/3) of such shares (if a fractional number, then the next lower whole number) on                     , provided Participant is in the continuous employment or service of Chaparral or an Affiliate until such date; and

(iii) the remaining one-third (1/3) of such shares on                     , provided Participant is in the continuous employment or service of Chaparral or an Affiliate until such date.

The Restrictions shall be removed as to the remaining twenty five percent (25%) of the Restricted Shares as set forth on attached Exhibit A.

(b) Notwithstanding the provisions of Section 3(a) above, any remaining Restrictions shall be removed as to all of the Restricted Shares upon termination of Participant’s employment or service by Chaparral or its Affiliate without Cause or by Participant for Good Reason, in each case, within one year following the occurrence of a Change in Control, provided Participant is in the continuous employment or service of Chaparral or an Affiliate until such termination of employment. For purposes of this Agreement, “Good Reason” means, unless otherwise defined in an employee agreement entered into by Chaparral and Participant (the “Employment Agreement”), the occurrence without the written consent of Participant, of one of the following events: (i) a material diminution in Participant’s authority, duties or responsibilities combined with a demotion in Participant’s pay grade ranking; (ii) the reduction by Chaparral of Participant’s base salary by more than ten percent (10%) (unless done so for all executive officers of Chaparral); (iii) the requirement that Participant be based at any office or location that is more than 50 miles from Chaparral’s principal executive offices in Oklahoma City, Oklahoma, except for travel reasonably required in the performance of Participant’s responsibilities; or (iv) any other action or inaction that constitutes a material breach by Chaparral of the Employment Agreement.

(c) Following the removal of the Restrictions on any Restricted Shares, Chaparral shall deliver to Participant shares of Common Stock in book-entry form free of such Restrictions.

(d) Except as provided in Section 3(b) above, upon termination of Participant’s employment or service with Chaparral and its Affiliates for any reason, (i) Participant shall have no rights whatsoever in and to any of the Restricted Shares as to which the Restrictions have not by that time been removed pursuant to Section 3(a), (ii) all of such Restricted Shares shall automatically revert to Chaparral at no cost, and (iii) neither Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect thereto.

4. Rights as Shareholder.

(a) Subject to the provisions of this Agreement, upon the issuance of the Restricted Shares to Participant, Participant shall become the record and beneficial owner thereof for all purposes and shall have all rights as a stockholder, including without limitation voting rights and the right to receive dividends and distributions, with respect to the Restricted Shares. If and to the extent Chaparral shall effect a stock split, stock dividend or similar distribution with respect to the Common Stock, (i) the stock distributed pursuant thereto shall be held by Chaparral with respect to those Restricted Shares as to which the Restrictions have not yet been removed pursuant to Section 3; (ii) such additional stock shall enjoy the privileges and be subject to the Restrictions applicable to the Restricted Shares; and (iii) Participant shall be entitled to sell, transfer, pledge, exchange, hypothecate or otherwise dispose of such additional stock when the Restrictions on the Restricted Shares to which the distribution relates have been removed, subject to the terms of this Agreement and Company policies in effect at the time such restrictions are removed.

(b) Notwithstanding Section 4(a) above, any cash dividends or distributions that are declared with respect to any Restricted Shares prior to the removal of the Restrictions on such Restricted Shares shall be accrued and paid within 30 days of the removal of the Restrictions on the Restricted Shares in accordance with Section 3(a) or (b) hereof; provided, however, that in the event the Restricted Shares are forfeited in accordance with Section 3(d) hereof any such accrued cash dividends or distributions shall also be forfeited.

5. Right of Repurchase. If Participant’s employment or service with Chaparral and its Affiliates is terminated for any reason, Chaparral shall have the right, but not the obligation, to purchase from Participant, and Participant (or Participant’s legal representative or guardian, or the executor of Participant’s estate, as applicable) shall have the obligation to sell, all or a portion of the Restricted Shares then held by Participant with respect to which the Restrictions have been removed (the “Repurchase”) in accordance with this Section 5.

(a) The right of Repurchase shall be exercisable at any time during the period (the “Repurchase Period”) from the date of Participant’s termination of employment or service with Chaparral and its Affiliates (the “Termination Date”) until the date that is five (5) business days after the Termination Date. If Chaparral elects to exercise its right of Repurchase during the Repurchase Period, it shall deliver a written notice to Participant (a “Notice of Repurchase”) stating (i) the number of Restricted Shares Chaparral intends to repurchase, and (ii) the purchase price which Chaparral will pay in respect of such Restricted Shares.

(b) The purchase price for the Restricted Shares subject to Repurchase shall be the Fair Market Value of such Restricted Shares determined as of the Termination Date.

(c) The closing of the Repurchase shall occur within five (5) business days after receipt of the Notice of Repurchase. Participant shall execute and deliver all documentation and agreements reasonably requested by Chaparral to reflect the Repurchase. In connection with the Repurchase, Participant shall make customary representations and warranties concerning Participant’s valid title to and ownership of the Restricted Shares, free of all liens, claims and encumbrances, and Participant’s authority, power, and right to enter into and consummate the sale of the Restricted Shares.

(d) The purchase price for such Restricted Shares payable by Chaparral shall be made, at the Board’s option, in cash in the form of a check payable to Participant or wire transfer of immediately available funds to an account designated by Participant.

(e) Upon and following the occurrence of the earlier of an initial public offering of the Common Stock or the listing of the Common Stock on a U.S. national securities exchange registered with the SEC (whether in connection with an initial public offering of the Common Stock or otherwise), Chaparral’s rights to purchase any Restricted Shares pursuant to this Section 5 shall be of no force and effect.

6. Right of First Refusal.

(a) Before Participant may sell or otherwise dispose of any Restricted Shares, with respect to which the Restrictions have been removed, Participant must give Chaparral notice (followed promptly by written notice which may be by electronic mail) of the intent to sell or otherwise dispose of such shares, including the number of shares Participant proposes to so sell or otherwise transfer (the “Subject Shares”). Within three (3) business day of receipt of such notice, Chaparral shall have the right, but not the obligation, to elect to purchase from Participant, and Participant (or Participant’s legal representative or guardian, or the executor of Participant’s estate, as applicable) shall have the obligation to sell, all or a portion of the Subject Shares to Chaparral or its assignee in accordance with this Section 6.

(b) The purchase price for the Subject Shares shall be the Fair Market Value of such Restricted Shares determined as of the date Participant gives notice to Chaparral pursuant to Section 6(a).

(c) Payment of the purchase price shall be made, at the option of Chaparral or its assignee(s), in cash in the form of a check payable to Participant or wire transfer of immediately available funds to an account designated by Participant as soon as practicable after Chaparral elects to purchase the Subject Shares.

(d) If all of the Subject Shares are not purchased by Chaparral and/or its assignee(s) as provided in this Section 6, then Participant may sell such Subject Shares to a transferee other than Chaparral or its assignee, provided that such sale is consummated within 120 days after the date of the notice referenced in Section 6(a), and that any such sale is effected in accordance with any applicable securities laws. If all of the Subject Shares described in such notice are not transferred within such period, a new notice shall be given to Chaparral, and Chaparral and/or its assignees shall again be offered the right of first refusal before any Restricted Shares held by Participant may be sold or otherwise transferred.

(e) Upon and following the occurrence of the earlier of an initial public offering of the Common Stock or the listing of the Common Stock on a U.S. national securities exchange registered with the SEC (whether in connection with an initial public offering of the Common Stock or otherwise), Chaparral’s rights to purchase any Restricted Shares pursuant to this Section 6 shall be of no force and effect.

7. Withholding Taxes.

(a) Any income taxes, FICA, state disability insurance or other similar payroll and withholding taxes (“Withholding Obligation”) arising with respect to the Restricted Shares are the sole responsibility of Participant. Any Withholding Obligation that arises as a result of the removal of the Restrictions applicable hereunder to all or any portion of the Restricted Shares (“Vesting”) shall be settled pursuant to Sections 7(b) or 7(c) below.

(b) By accepting this Agreement, Participant hereby elects, effective on each date of Vesting of Restricted Shares, to sell shares of Common Stock, including any Restricted Shares as to which the Restriction have been removed, held by Participant in an amount and at such time as is determined in accordance with this Section 7(b), and to allow the Agent, as defined below, to remit the cash proceeds of such sales to Chaparral as more specifically set forth below (a “Sell to Cover”) to permit Participant to satisfy the Withholding Obligation to the extent the Withholding Obligation is not otherwise satisfied pursuant to the provisions of Section 7(c) below and further acknowledges and agrees to the following provisions:

(i) Participant hereby irrevocably appoints Chaparral’s designated broker, Computershare Limited, or such other broker as Chaparral may select, as Participant’s agent (the “Agent”), and authorizes and directs the Agent to: (A) sell on the open market at the then prevailing market price(s), on Participant’s behalf, as soon as practicable on or after the Vesting of Restricted Shares, the number (rounded up to the next whole number) of shares of Common Stock sufficient to generate proceeds to cover the satisfaction of the Withholding Obligation arising from the Vesting of Restricted Shares to the extent not otherwise satisfied pursuant to Section 7(c) and all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; (B) remit directly to Chaparral the proceeds necessary to satisfy the Withholding Obligation; (C) retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale; and (D) deposit any remaining funds in Participant’s account.

(ii) Participant acknowledges that Participant’s election to Sell to Cover and the corresponding authorization and instruction to the Agent set forth in Section 7(b) is intended to comply with the requirements of Rule 10b5-1(c) (1) under the Exchange Act, and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act (Participant’s election to Sell to Cover and the provisions of Section 7(b), collectively, the “10b5-1 Plan”). Participant acknowledges that by accepting this Award, he or she is adopting the 10b5-1 Plan to permit Participant to satisfy the Withholding Obligation. Participant hereby authorizes Chaparral and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock that must be sold pursuant to Section 7(b) to satisfy the Withholding Obligation.

(iii) Participant acknowledges that the Agent is under no obligation to arrange for the sale of Common Stock at any particular price under this 10b5-1 Plan and that the Agent may effect sales as provided in this 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to Participant’s account. In addition, Participant acknowledges that it may not be possible to sell shares of Common Stock as provided for in this 10b5-1 Plan and in the event of the Agent’s inability to sell shares of Common Stock, Participant will continue to be responsible for the Withholding Obligation.

(iv) Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this 10b5-1 Plan. The Agent is a third-party beneficiary of Section 7(b) and the terms of this 10b5-1 Plan.

(v) Participant’s election to Sell to Cover and to enter into this 10b5-1 Plan is irrevocable. This 10b5-1 Plan shall terminate not later than the date on which the Withholding Obligation arising from the Vesting of Restricted Shares is satisfied.

(c) Alternatively, or in addition to or in combination with the Sell to Cover provided for under Section 7(b), to the extent a date of Vesting of Restricted Shares occurs outside of a “blackout period” under the Insider Trading Policy of Chaparral wherein certain employees, including Participant, are precluded from selling shares of Common Stock, and if so authorized by the Committee, Participant may satisfy the Withholding Obligation through Participant (i) delivering a check to Chaparral in the amount of the Withholding Obligation, or (ii) surrendering Restricted Shares as to which the Restrictions have been removed with an aggregate Fair Market Value that is not more than the maximum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such taxable income.

8. Reclassification of Shares. In the event of any reorganization, recapitalization, stock split, stock dividend, merger, consolidation, combination of shares or other change affecting the Common Stock, the Committee shall make adjustments in accordance with the Plan. Any such adjustments made by the Committee shall be conclusive.

9. Effect on Employment. Nothing contained in this Agreement shall confer upon Participant the right to continue in the employment or service of Chaparral or any Affiliate, or affect any right which Chaparral or any Affiliate may have to terminate the employment or service of Participant. This Agreement does not constitute evidence of any agreement or understanding, express or implied, that Chaparral or any Affiliate will retain Participant as an employee or independent contractor for any period of time or at any particular rate of compensation.

10. Investment Representations.

(a) Upon any acquisition of the Restricted Shares at a time when there is not in effect a registration statement under the Securities Act relating to the shares of Common Stock, Participant hereby represents and warrants, and by virtue of such acquisition shall be deemed to represent and warrant, to Chaparral that such shares of Common Stock shall be acquired for investment and not with a view to the distribution thereof, and not with any present intention of distributing the same, and Participant shall provide Chaparral with such further representations and warranties as Chaparral may reasonably require in order to ensure compliance with applicable federal and state securities, blue sky and other laws. No Restricted Shares shall be acquired unless and until Chaparral and/or Participant have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee reasonably determines that Participant may acquire such shares of Common Stock pursuant to an exemption from registration under the applicable securities laws.

(b) A legend may be placed on any certificate(s) or other document(s) delivered to Participant or substituted therefore indicating restrictions on transferability of the Restricted Shares pursuant to this Agreement or referring to any stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission or any stock exchange or association upon which the Common Stock is then listed or quoted, any applicable federal or state securities laws, and any applicable corporate law, and any transfer agent of Chaparral shall be instructed to require compliance therewith.

11. Assignment. Chaparral may assign all or any portion of its rights and obligations under this Agreement. The Award, the Restricted Shares and the rights and obligations of Participant under this Agreement may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by Participant.

12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of (i) Chaparral and its successors and assigns, and (ii) Participant and his or her heirs, devisees, executors, administrators and personal representatives.

13. Notices. All notices between the parties hereto shall be in writing and given in the manner provided in Section 15.7 of the Plan. Notices to Participant shall be given to Participant’s address as contained in Chaparral’s records. Notices to Chaparral shall be addressed to the Chief Financial Officer at the principal executive offices of Chaparral as set forth in Section 15.7 of the Plan.

14. Amendment. Except as otherwise provided in the Plan, no amendment of this Agreement shall be valid or binding upon the parties unless the amendment is in writing and signed by the parties.

15. Governing Law. This Agreement shall be governed by the laws of the State of Delaware except for its laws with respect to conflict of laws.

16. Lock-Up Period. If so requested by Chaparral or the underwriters in connection with an initial public offering of the Common Stock, Participant shall not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of Chaparral however or whenever acquired without the prior written consent of Chaparral or such underwriters, as the case may be, for up to 180 days from the effective date of the registration statement, plus such additional period as may be required by applicable law, exchange rules or regulations, and Participant shall execute an agreement reflecting the foregoing as may be requested by the underwriters or Chaparral at the time of such offering.

17. Dispute Resolution. If any dispute arising out of or relating to this Agreement or the Plan, or the breach thereof, cannot be settled through negotiation, the parties agree first to try in good faith to settle such dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules. If the parties fail to settle such dispute within 30 days after the commencement of such mediation, such dispute shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the arbitral award rendered may be entered in any court having jurisdiction thereof.

[Signature Page Follows.]

IN WITNESS WHEREOF, Chaparral and Participant have executed this Agreement as of the date first written above.

CHAPARRAL:

CHAPARRAL ENERGY, INC.

By:

PARTICIPANT:

Participant Name:

CHAPARRAL ENERGY, INC.

MANAGEMENT INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

SIGNATURE PAGE

Exhibit A to Chaparral Energy, Inc. Management Incentive Plan Restricted Stock Award Agreement

Performance shares are an important component of the Chaparral Energy Management Incentive Plan (“MIP”). The plan, as approved by the Board of Directors (“Board”), contemplates up to three annual equity allocations for MIP participants that are linked to Board approved performance criteria for a given year ending on December 31 of such year (each a “Plan Year”). The performance objectives will be a combination of annual strategic objectives and board discretion criteria. The process requires Chaparral management to present strategic objectives to the board for approval annually on or about the same time the budget for the following year is approved. Results will be assessed by the Board and allocation of shares to be vested determined immediately after all necessary information is finalized, not later than the date the Company files its Form 10-K. The Board retains the right and authority to allocate shares, if any, with complete discretion and authority, including interpolation. Based on the Board’s determination, vesting will occur for participants who are employed by the Company on the last day of the Plan Year.